FINANCIAL PRODUCTS FACT SHEET G315	Filed pursuant to Rule 433 Registration Statement No. 333-238458-02

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to a Global Index Basket due October 15, 2029

Fact Sheet to Pricing Supplement G315 dated October 8, 2021

Summary of Terms		Investment Description
Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch

•      Linked to a global index basket comprised of the Dow Jones Industrial Average™ (25%); the EURO STOXX 50® Index (25%); the FTSE® 100 Index (25%); and the Tokyo Stock Price Index (25%) (the “Basket”)

•      Potential for a positive return at maturity based on the performance of the Basket from its starting level to its ending level.

The maturity payment amount will reflect the following terms:

o      If the ending level is greater than the starting level, you will receive the original offering price plus 100% participation in the upside performance of the Basket, subject to a maximum return at stated maturity of 85.50% of the original offering price. As a result of the maximum return, the maximum maturity payment amount is $1,855

o      If the ending level is equal to or less than the starting level, you will be repaid the original offering price, but you will not receive any positive return on your investment

•      Repayment of principal at maturity regardless of Basket performance (subject to issuer credit risk)

•      All payments on the notes are subject to the credit risk of Credit Suisse; if Credit Suisse defaults on its obligations, you could lose some or all of your investment

•      No periodic interest payments or dividends

•      No exchange listing; you should be willing and able to hold your notes to stated maturity

Credit Suisse currently estimates the value of each $1,000 original offering price of the notes on the pricing date is $942.50 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the notes (our internal funding rate)). See “Investment Description” and “Selected Risk Considerations” in the accompanying pricing supplement.

Agent	Wells Fargo Securities, LLC
Term	8 years
Market Measure	A basket (the “Basket”) comprised of the following equally weighted basket components (each, a “Basket Component” and, together, the “Basket Components”), with the return of each Basket Component having the weighting noted parenthetically: the Dow Jones Industrial Average™ (25%); the EURO STOXX 50® Index (25%); the FTSE® 100 Index (25%); and the Tokyo Stock Price Index (25%)
Pricing Date	October 8, 2021
Issue Date	October 14, 2021
Original Offering Price	$1,000 per note
Maturity Payment Amount	See “How the maturity payment amount is calculated” on page 2
Stated Maturity	October 15, 2029
Starting Level	The “starting level” is 100.
Ending Level	The “ending level” will be calculated based on the weighted returns of the Basket Components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 25% of the component return of the Dow Jones Industrial Average™; (B) 25% of the component return of the EURO STOXX 50® Index; (C) 25% of the component return of the FTSE® 100 Index; and (D) 25% of the component return of the Tokyo Stock Price Index.
Component Return:

The “component return” of a Basket Component will be equal to:

where,

•  the “initial component level” will be the closing level of such Basket Component on the pricing date; and

•  the “final component level” will be the closing level of such Basket Component on the calculation day.

The initial component levels of the basket components are as follows: Dow Jones Industrial Average™ (34746.25); EURO STOXX 50® Index (4073.29); FTSE® 100 Index (7095.55); Tokyo Stock Price Index (1961.85).

Maximum Return	85.50% of the original offering price per note ($855 per note), to be determined on the pricing date
Participation Rate	100%
Calculation Day	October 5, 2029
Calculation Agent	Credit Suisse International
Denominations	$1,000 and any integral multiple of $1,000
Fees	Wells Fargo Securities, LLC (“WFS”) will act as agent for the notes and will receive an agent discount of $46.20 per note. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession of $25 per note. Such securities dealers may include those using the trade name Wells Fargo Advisors (“WFA”). In addition to the concession allowed to WFA, WFS will pay $1.20 per note of the agent’s discount to WFA as a distribution expense fee for each note sold by WFA. In addition, Credit Suisse will pay a fee of $1.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.
CUSIP	22552XWS8

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this fact sheet and “Selected Risk Considerations” in the accompanying pricing supplement.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Supplemental terms of the notes

For purposes of the notes offered by the accompanying pricing supplement, all references to each of the following terms used in the accompanying product supplement will be deemed to refer to the corresponding term used in such pricing supplement, as set forth in the table below:

Product Supplement Term	Pricing Supplement Term
Trade date	Pricing date
Principal amount	Original offering price
Valuation date	Calculation day
Maturity date	Stated maturity
Initial level	Starting level
Final level	Ending level

How the maturity payment amount is calculated

The maturity payment amount will be determined as follows:

•	If the ending level is greater than the starting level, the maturity payment amount will be equal to $1,000 plus the lesser of:

(i)

(ii)	the maximum return

•	If the ending level is less than or equal to the starting level: $1,000

Hypothetical Payout Profile

The following profile is based on a maximum return of 85.50% or $855 per note and a participation rate of 100%. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level and whether you hold your notes to maturity.

Hypothetical Returns

Hypothetical percentage change from the starting level to the hypothetical ending level	Hypothetical maturity payment amount per note	Hypothetical total rate of return
100.00%	$1,855	85.50%
85.50%	$1,855	85.50%
75.00%	$1,750	75.00%
50.00%	$1,500	50.00%
40.00%	$1,400	40.00%
30.00%	$1,300	30.00%
20.00%	$1,200	20.00%
10.00%	$1,100	10.00%
0.00%	$1,000	0.00%
-5.00%	$1,000	0.00%
-7.50%	$1,000	0.00%
-10.00%	$1,000	0.00%
-20.00%	$1,000	0.00%
-30.00%	$1,000	0.00%
-40.00%	$1,000	0.00%
-50.00%	$1,000	0.00%
-75.00%	$1,000	0.00%
-100.00%	$1,000	0.00%

Each note has an original offering price of $1,000. The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you will receive at stated maturity and the resulting rates of return will depend on the actual ending level.

Selected Risk Considerations

The risk factors listed below are discussed in detail in the “Selected Risk Considerations” section in the accompanying pricing supplement. Please review those risk disclosures carefully.

Risks Relating to the Notes Generally

•	You May Not Receive Any Positive Return On The Notes.

•	Regardless Of The Amount Of Any Payment You Receive On The Notes, Your Actual Yield May Be Different In Real Value Terms.

•	The Potential Return On The Notes Is Limited To The Maximum Return.

•	No Periodic Interest Will Be Paid On The Notes.

•	Stated Maturity May Be Postponed If The Calculation Day Is Postponed.

•	The U.S. Federal Tax Consequences Of An Investment In The Notes Are Unclear.

Risks Relating to the Basket Components

•	Changes In The Values Of The Basket Components May Offset Each Other.

•	The Closing Level Of The Basket Components Other Than The Dow Jones Industrial Average™, The “Foreign Basket Components,” Will Not Be Adjusted For Changes In Exchange Rates Relative To The U.S. Dollar Even Though The Equity Securities Included In The Foreign Basket Components Are Traded In A Foreign Currency And The Notes Are Denominated In U.S. Dollars.

•	Foreign Securities Markets Risk.

•	Historical Performance Of Any Basket Component Is Not Indicative Of Its Future Performance.

•	We And Our Affiliates Generally Do Not Have Any Affiliation With Any Basket Component Or Basket Component Sponsor And Are Not Responsible For Its Public Disclosure of Information.

•	Changes To Any Basket Component Could Adversely Affect The Notes.

•	We Cannot Control The Actions Of Any Issuers Whose Equity Securities Are Included In Or Held By Any Basket Component.

•	No Ownership Rights Relating To The Basket Components.

•	No Dividend Payments Or Voting Rights.

•	Government Regulatory Action, Including Legislative Acts And Executive Orders, Could Result In Material Changes To The Basket Components And Could Negatively Affect Your Return On The Notes.

Risks Relating to the Issuer

•	The Notes Are Subject To The Credit Risk Of Credit Suisse.

•	Credit Suisse Is Subject To Swiss Regulation.

Risks Relating to Conflicts of Interest

•	Hedging And Trading Activity Could Adversely Affect Our Payment To You At Stated Maturity.

•	Our Economic Interests Are Potentially Adverse To Your Interests.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	Unpredictable Economic And Market Factors Will Affect The Value Of The Notes.

•	The Estimated Value Of The Notes On The Pricing Date Is Less Than The Original Offering Price.

•	On The Pricing Date The Internal Funding Rate We Use In Structuring Securities Such As These Notes Is Lower Than The Interest Rate That Is Reflected In The Yield On Our Conventional Debt Securities Of Similar Maturity In The Secondary Market (Our “Secondary Market Credit Spreads”), We Expect That The Economic Terms Of The Notes Will Generally Be Less Favorable To You Than They Would Have Been If Our Secondary Market Credit Spread Had Been Used In Structuring The Notes.

•	The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which Credit Suisse Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market.

•	The Notes Will Not Be Listed On Any Securities Exchange And A Trading Market For The Notes May Not Develop.

Additional Information

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This document is a summary of the terms of the notes and factors that you should consider before deciding to invest in the notes. Credit Suisse has filed a registration statement (including pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Pricing Supplement dated October 8, 2021, Underlying Supplement dated June 18, 2020, Product Supplement No. I–B dated June 18, 2020, Prospectus Supplement and Prospectus dated June 18, 2020, to understand fully the terms of the notes and other considerations that are important in making a decision about investing in the notes. If the terms described in the applicable pricing supplement are inconsistent with those described herein, the terms described in the applicable pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-800-221-1037.

This fact sheet is a general description of the terms of the offering. Please see the full description in the applicable pricing supplement: https://www.sec.gov/Archives/edgar/data/1053092/000095010321015848/dp159739_424b2-g315.htm

You may access the underlying supplement, product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.

Not appropriate for all investors

Investment appropriateness must be determined individually for each investor. The notes described herein are not an appropriate investment for all investors. In particular, no investor should purchase the notes unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the notes prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per note. Credit Suisse, WFS and their affiliates are not obligated to purchase the notes from you at any time prior to maturity.

Not a research report

This material is not a product of Credit Suisse’s research department.

Consult your tax advisor

Investors should review carefully the accompanying pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

5